PRESS RELEASE
Clorox Reports Q4 and FY22 Results, Provides FY23 Outlook and Announces Streamlined Operating Model

OAKLAND, California, Aug. 3, 2022 — The Clorox Company (NYSE: CLX) today reported results for the fourth quarter and fiscal year 2022, which ended June 30, 2022.

Fourth-Quarter Fiscal Year 2022 Summary
The following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2021 unless otherwise stated.
•Net sales of $1.8 billion were flat versus the year-ago quarter, as lower shipments were offset by the benefit of pricing. Organic sales1 were up 1%. The three-year average growth rate for net sales was 3%.
•Gross margin of 37.1% was flat versus the year-ago quarter, due mainly to ongoing elevated commodity costs and manufacturing and logistics costs, offset by the benefits of pricing and cost savings initiatives.
•Diluted net earnings per share (diluted EPS) increased 4% to 81 cents from 78 cents in the year-ago quarter, reflecting the previous year’s 17-cent noncash charge in connection with investments and related arrangements made with a Professional Products business unit supplier. This was partially offset by a 12-cent charge in the current period related to investments in the company’s long-term strategic digital capabilities and productivity enhancements.
•Adjusted EPS1 decreased 2% to 93 cents versus 95 cents in the year-ago quarter, driven mainly by a higher effective tax rate, partially offset by lower advertising.
“Over this quarter and the fiscal year, we navigated through challenging operating conditions by taking pro-active steps to rebuild margin and invest in the areas of the business that would best position Clorox for long-term success. This has allowed us to report results in line with our expectations and deliver another quarter of sequential margin improvement,” said CEO Linda Rendle. “The streamlined operating model we announced today to create a faster, simpler company is designed to increase efficiency, move decision-making closer to consumers and customers, and enable us to better meet their needs. This is another important step in implementing our IGNITE strategy of reimagining how we work, complementing the digital transformation initiative that’s already underway.
“Looking to fiscal year 2023, the environment remains difficult, with consumer behaviors adapting to ongoing inflation as well as continued normalization in our cleaning and disinfecting portfolio. We’re addressing these challenges head-on while taking steps to keep our categories healthy and offer superior consumer value. Guided by our IGNITE strategy, we’re confident that, despite these headwinds, our actions will position us well to deliver profitable growth over time and build a stronger, more resilient company.”

This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

1 Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are highlights of business and ESG achievements in the fourth quarter:
•Delivered net sales growth in three of four reportable segments.
•Continued to execute cost-justified pricing actions across the vast majority of the portfolio.
•Launched first direct-to-consumer online platform for the Clorox brand in July.
•Expanded Brita partnership program — which provides products to municipalities as a short-term solution to lead in drinking water — to include 25 municipalities, reducing reliance on single-use plastic bottled water.
•Launched Healthy Parks Project, a multiyear investment in environmental justice through a partnership with city parks in communities where Clorox operates.
•Named to 100 Best Corporate Citizens list by 3BL Media, 2022 50 Out Front list of the Best Places to Work for Women & Diverse Managers by Diversity MBA (ranking No. 10) and Best Employers for Diversity 2022 list by Forbes and Statista (ranking No. 8 out of 500 companies).

Key Segment Results

The following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal year 2021, unless otherwise stated.

Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)
•Net sales decreased 5%, with lower sales in all three businesses. The decrease was driven by 18 points of lower volume, which was partially offset by 13 points of favorable price mix.
•Cleaning sales decreased, driven by the continued normalization of consumer demand and reduction in retailer inventories of disinfecting wipes, which were partially offset by favorable price mix.
•Professional Products sales decreased, primarily as the result of reduced demand in the commercial cleaning sector due to low office occupancy rates and a tight labor market for cleaning professionals.
•VMS sales decreased, primarily due to the ongoing shift away from noncore brands and a reduction in retailer inventories.
•Segment pretax earnings increased 650%, driven by the previous year’s noncash charge to the Professional Products business. On an adjusted basis2, segment pretax earnings increased 206%, primarily reflecting lower advertising investments.
Household (Bags and Wraps; Grilling; Cat Litter)
•Net sales increased 4%, reflecting increases in two of three businesses. Growth was driven primarily by 8 points of favorable price mix, which was partially offset by 4 points of lower volume.
•Bags and Wraps sales increased, driven by the benefit of pricing and volume growth due to distribution gains behind innovation such as Glad ForceFlex Plus with Clorox trash bags and the brand’s experiential platform in the new Cherry Blossom scent.
•Grilling sales decreased as a result of normalization of consumer demand and poor weather conditions at the start of the grilling season.
•Cat Litter sales increased, primarily due to the benefit of pricing, the strength of the Fresh Step Outstretch innovation and continued growth in the e-commerce channel.
•Segment pretax earnings decreased 12%, primarily due to higher manufacturing and logistics costs and higher commodity costs, partially offset by the benefits of pricing and cost savings initiatives.
Lifestyle (Food; Natural Personal Care; Water Filtration)
•Net sales increased 1%, reflecting growth in two of three businesses. The increase was driven primarily by 4 points of favorable price mix, which was partially offset by 3 points of lower volume.
2 Adjusted pretax earnings for the Health and Wellness segment is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

•Food sales increased, driven primarily by the benefit of pricing and expanding consumer usage of bottled Hidden Valley Ranch beyond its core purpose as a salad dressing.
•Natural Personal Care sales decreased, due mainly to lower shipments caused by supply chain disruptions.
•Water Filtration sales increased, supported by innovation. Introduction of the Brita Tahoe pitcher with a newly designed indicator and the relaunch of the lead-reducing Elite filter helped the business reach its highest household penetration in eight years.
•Segment pretax earnings decreased 33%, mainly due to higher commodity costs and manufacturing and logistics costs.
International (Sales Outside the U.S.)
•Net sales increased 4%, driven by 13 points of favorable price mix, which was partially offset by 8 points of unfavorable foreign exchange rates and 1 point of lower volume. Organic sales growth was 12%.
•Segment pretax earnings were flat, driven by the benefit of pricing, which was offset by higher commodity costs and higher manufacturing and logistics costs.

Fiscal Year 2022 Summary

The following is a summary of key fiscal year 2022 results. All comparisons are to fiscal year 2021.
•Net sales decreased 3% (2% organic sales decrease) primarily due to 5 points of lower volume and 1 point of unfavorable foreign exchange rates, partially offset by 3 points of favorable price mix. The three-year average growth rate for net sales was 5%.
•Gross margin decreased 780 basis points to 35.8% from 43.6% in the year-ago period. The decrease was driven by higher manufacturing and logistics costs, increased commodity costs, and unfavorable mix, which were partially offset by the benefits of pricing and cost savings initiatives.
•Diluted EPS decreased 33% to $3.73 from $5.58 due to lower sales and gross margin, the one-time, noncash remeasurement gain recognized on the previously held equity interest in the Saudi joint venture in the prior period and investments in the company’s long-term strategic digital capabilities and productivity enhancements. These factors were partially offset by the noncash impairment charges on assets held by the VMS business in the prior period.
•Adjusted EPS decreased 43% to $4.10 from $7.25, mainly driven by lower sales and gross margin, partially offset by lower advertising investments.
•Net cash provided by operations was $786 million, compared to $1.3 billion in fiscal year 2021, representing a 38% decrease.

Streamlined Operating Model to Improve Margins and Drive Growth

As part of its journey to Reimagine Work — one of the key pillars of its IGNITE strategy — Clorox is announcing a streamlined operating model to create a simpler, faster company. The operating model, which the company will begin implementing in the first quarter of fiscal year 2023, is designed to increase efficiency as well as move decision-making closer to consumers and customers in order to better anticipate and meet their needs.

The new operating model is expected to generate ongoing annual savings of approximately $75 million to $100 million, with benefits beginning in fiscal year 2023. The company expects selling and administrative expenses to be approximately 13% of sales over time as a result of the changes and its ongoing productivity efforts. It also expects to take a charge in connection with the new operating model of approximately $75 million to $100 million over fiscal years 2023 and 2024, with approximately $35 million, or about 20 cents, to be recognized in fiscal year 2023, mostly in other income and expense.

Fiscal Year 2023 Outlook

•Net sales are expected to be down 4% to up 2% compared to the prior year. Organic sales are expected to be down 3% to up 3%.
•Gross margin is expected to increase by about 200 basis points, primarily due to the combined benefit of pricing, cost savings and supply chain optimization, offset by continued cost inflation.
•Selling and administrative expenses are expected to be between 15% and 16% of net sales, which includes about 1.5 points of impact from the company’s strategic investments in digital capabilities and productivity enhancements.
•Advertising and sales promotion spending is expected to be about 10% of net sales, reflecting the company’s ongoing commitment to invest behind its brands.
•The company’s effective tax rate is expected to be about 24%, with the year-over-year increase primarily reflecting lower excess tax benefits from equity compensation.
•Diluted EPS is expected to be between $3.10 and $3.47, or a decrease between 17% and 7%, respectively.
•Adjusted EPS is expected to be between $3.85 and $4.22, or a decrease of 6% to an increase of 3%, respectively. It reflects continued normalization of demand in parts of the portfolio that saw the most significant surge over the last two years and progress rebuilding gross margin. It also reflects the company’s long-standing commitment to continue investing in its brands as well as a return to more normalized levels of incentive compensation and a higher effective tax rate. To provide greater visibility into the underlying operating performance of the business, adjusted EPS outlook excludes the long-term strategic investment in digital capabilities and productivity enhancements, estimated to be about 55 cents, and an estimated 20-cent charge related to the streamlined operating model announced today.

Clorox Earnings Conference Call Schedule

At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its fourth-quarter and fiscal year 2022 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin driver information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 9,000 employees worldwide and fiscal year 2022 sales of $7.1 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality CALM™, and NeoCell® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation's New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on the Barron's 2022 100 Most Sustainable Companies list, 2022 Bloomberg Gender-Equality Index, the Human Rights Campaign's 2022 Corporate Equality Index and the 2022 Parity.org Best Places for Women to Advance list, among others. For more information, visit TheCloroxCompany.com and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for the company’s products; and on worldwide, regional and local adverse economic conditions, including increased risk of inflation; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues and product shortages as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; risks relating to the significant increase in demand for disinfecting and other products due to the COVID-19 pandemic continuing; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks relating to acquisitions, new ventures and divestitures, and associated costs; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; risks related to the ability of the company to achieve anticipated results and cost savings from the streamlined operating model; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the operations of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, weather events or natural disasters, political instability or uncertainty, disease outbreaks or pandemics, such as COVID-19, and terrorism; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; inflationary pressures, particularly in Argentina; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of macroeconomic and geopolitical trends and events, including the unfolding situation in Ukraine and its regional and global ramifications and effects on inflation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; implement and generate cost savings and efficiencies, and successfully implement its business strategies; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; the performance of strategic alliances and other business relationships; the company’s ability to attract and retain key personnel; the impact of environmental, social, and governance issues, including those related to climate change and sustainability on our sales, operating costs or reputation; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

•This press release contains non-GAAP financial information related to organic sales growth/(decrease) and adjusted EPS for the fourth quarter of fiscal year 2022 and for fiscal year 2022; Health and Wellness adjusted segment pretax earnings increase for the fourth quarter of fiscal year 2022; and organic sales growth/(decrease) and adjusted EPS outlook for fiscal year 2023.
•Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Organic sales growth/(decrease) outlook for fiscal year 2023 excludes the impact of unfavorable foreign currency exchange rate changes, which the company currently expects to reduce GAAP net sales growth/(decrease) by about 1.5 percentage points.
•Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted EPS is supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as asset impairments, charges related to the streamlined operating model, charges related to digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions, and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted segment pretax earnings increase is defined as an increase in earnings (losses) before income taxes excluding the impact of certain nonrecurring or unusual items. Adjusted segment pretax earnings increase of the Health and Wellness segment for the fourth quarter of fiscal year 2022 was 206%, which reflects a deduction of 444% related to the impact of $28 noncash impairment charges in the fourth quarter of fiscal year 2021 from the 650% GAAP pretax earnings increase of the Health and Wellness segment for the fourth quarter of fiscal year 2022. The percentage changes are versus the year-ago period. Management believes that the presentation of the adjusted segment pretax earnings increase for the Health and Wellness segment is useful to investors to assess operating performance on a consistent basis by removing the impact of charges it believes do not directly reflect the performance of the segment's underlying operations.

•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:

Digital Capabilities and Productivity Enhancements Investment

As announced in August 2021, the company plans to invest approximately $500 million over a five-year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year 2022, includes replacement of the company’s enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company’s operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total $500 million investment, approximately 55% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS over the course of the next five years. Approximately 70% of these incremental operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future, and are not considered representative of the company’s underlying operating performance, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Streamlined Operating Model
As announced today, Clorox will begin to implement a streamlined operating model in the first quarter of fiscal year 2023. As a result, the company expects to incur costs of approximately $75 million to $100 million over fiscal years 2023 and 2024, with approximately $35 million, or about 20 cents, to be recognized in fiscal year 2023, primarily within other income and expense.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three Months Ended June 30, 2022
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(5)%	4%	1%	4%	—%
Add: Foreign Exchange	—	—	—	8	1
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(5)%	4%	1%	12%	1%
Net sales decrease attributable to Health and Wellness	—	—	—	—	4%
Organic sales growth / (decrease) (non-GAAP) excluding Health and Wellness	—	—	—	—	5%

	Twelve Months Ended June 30, 2022
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(10)%	—%	3%	2%	(3)%
Add: Foreign Exchange	—	—	—	4	1
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(10)%	—	3%	6%	(2)%

	Twelve Months Ended June 30, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	8%	10%	6%	14%	9%
Add: Foreign Exchange	—	—	—	3	1
Add/(Subtract): Divestitures/Acquisitions	—	—	—	(8)	(1)
Organic sales growth / (decrease) (non-GAAP)	8%	10%	6%	9%	9%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)
	Diluted Earnings Per Share
	Three Months Ended June 30
	2022	2021	% Change

As reported (GAAP)	$0.81	$0.78	4%
Digital capabilities and productivity enhancements investment (1)	0.12	—
Professional Products supplier charge (2)	—	0.17
As adjusted (Non-GAAP)	$0.93	$0.95	(2)%

	Diluted Earnings Per Share
	Twelve Months Ended June 30
	2022	2021	% Change

As reported (GAAP)	$3.73	$5.58	(33)%
Digital capabilities and productivity enhancements investment (1)	0.37	—
Professional Products supplier charge (2)	—	0.17
VMS impairment (3)	—	2.10
Saudi JV acquisition gain (4)	—	(0.60)
As adjusted (Non-GAAP)	$4.10	$7.25	(43)%

(1) During the three and twelve months ended June 30, 2022, the company incurred approximately $19 ($15 after tax) and $61 ($47 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three Months Ended	Twelve Months Ended
	June 30, 2022
External consulting fees (a)	$14	$43
IT project personnel costs (b)	2	11
Other (c)	3	7
Total	$19	$61

(a) Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b) Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c) Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

(2) During the quarter ended June 30, 2021, noncash charges of $28 ($21 after tax) were recorded on investments and related arrangements made with a Professional Products business supplier.
(3) During the year ended June 30, 2021, noncash impairment charges of goodwill, trademarks and other assets were recorded of $329 ($267 after tax) related to the VMS business.

(4) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

	Full Year 2023 Outlook (Estimated Range)
	Diluted Earnings Per Share
	Low	High
As estimated (GAAP)	$3.10	$3.47
Digital capabilities and productivity enhancements investment (5)	0.55	0.55
Streamlined operating model (6)	0.20	0.20
As adjusted (Non-GAAP)	$3.85	$4.22

(5) In FY23, the company expects to incur approximately $75-$105 ($57-$80 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

(6) In FY23, the company expects to incur approximately $25-$45 ($19-$34 after tax) of expenses primarily attributable to employee-related costs, as well as implementation and other associated costs as part of the new operating model.

Media Relations
Naomi Greer, naomi.greer@clorox.com

Investor Relations
Kerry Pohlson, kerry.pohlson@clorox.com
Lisah Burhan, lisah.burhan@clorox.com

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share data
	Three Months Ended		Twelve Months Ended
	06/30/2022	06/30/2021	06/30/2022	06/30/2021
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,801	$1,802	$7,107	$7,341
Cost of products sold	1,133	1,134	4,562	4,142
Gross profit	668	668	2,545	3,199
Selling and administrative expenses	244	260	954	1,004
Advertising costs	207	224	709	790
Research and development costs	34	45	132	149
Goodwill, trademark and other intangible asset impairments	—	—	—	329
Interest expense	37	25	106	99
Other (income) expense, net	17	13	37	(72)
Earnings before income taxes	129	101	607	900
Income taxes	25	1	136	181
Net earnings	104	100	471	719
Less: Net earnings attributable to noncontrolling interests	3	3	9	9
Net earnings attributable to Clorox	$101	$97	$462	$710

Net earnings per share attributable to Clorox
Basic net earnings per share	$0.81	$0.79	$3.75	$5.66
Diluted net earnings per share	$0.81	$0.78	$3.73	$5.58

Weighted average shares outstanding (in thousands)
Basic	123,230	124,106	123,113	125,570
Diluted	123,795	125,385	123,906	127,299

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	6/30/2022	6/30/2021	% Change(1)	6/30/2022	6/30/2021	% Change(1)
Health and Wellness (2)	$635	$670	(5)%	$55	$(10)	650%
Household	580	560	4%	96	109	(12)%
Lifestyle	292	290	1%	41	61	(33)%
International	294	282	4%	17	17	—%
Corporate	—	—	—	(80)	(76)	5%
Total	$1,801	$1,802	—%	$129	$101	28%

	Net sales			Earnings (losses) before income taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/2022	6/30/2021	% Change(1)	6/30/2022	6/30/2021	% Change(1)
Health and Wellness (2) (3)	$2,690	$2,980	(10)%	$300	$305	(2)%
Household	1,984	1,981	—%	234	375	(38)%
Lifestyle	1,253	1,218	3%	280	320	(13)%
International (4)	1,180	1,162	2%	97	201	(52)%
Corporate	—	—	—%	(304)	(301)	1%
Total	$7,107	$7,341	(3)%	$607	$900	(33)%

(1) Percentages based on rounded numbers.
(2) During the quarter ended June 30, 2021, noncash charges of $28 ($21 after tax) were recorded on investments and related arrangements made with a Professional Products business supplier.
(3) The earnings (losses) before income taxes for the Health and Wellness segment includes $329 noncash impairment charges for the Vitamins, Minerals and Supplements business for the twelve months ended June 30, 2021.

(4) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the twelve months ended June 30, 2021, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

Condensed Consolidated Balance Sheets
Dollars in millions
	6/30/2022	6/30/2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$183	$319
Receivables, net	681	604
Inventories, net	755	752
Prepaid expenses and other current assets	106	154
Total current assets	1,725	1,829
Property, plant and equipment, net	1,334	1,302
Operating lease right-of-use assets	342	332
Goodwill	1,558	1,575
Trademarks, net	687	693
Other intangible assets, net	197	225
Other assets	315	378
Total assets	$6,158	$6,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$237	$—
Current maturities of long-term debt	—	300
Current operating lease liabilities	78	81
Accounts payable and accrued liabilities	1,469	1,675
Total current liabilities	1,784	2,056
Long-term debt	2,474	2,484
Long-term operating lease liabilities	314	301
Other liabilities	791	834
Deferred income taxes	66	67
Total liabilities	5,429	5,742

Stockholders’ equity
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	1,202	1,186
Retained earnings	1,048	1,036
Treasury stock	(1,346)	(1,396)
Accumulated other comprehensive net (loss) income	(479)	(546)
Total Clorox stockholders’ equity	556	411
Noncontrolling interests	173	181
Total stockholders’ equity	729	592
Total liabilities and stockholders’ equity	$6,158	$6,334